EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 8.25%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 31, 2005—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and twelve months ended December 31, 2004.

Net income for the three months ended December 31, 2004 increased to $2.132 million, or $.43 per share-basic and $.42 per share-diluted, from $1.767 million, or $.36 per share-basic and $.35 per share-diluted for the same quarter in 2003. Net interest income for the fourth quarter of 2004, after the provision for loan losses for the quarter, was $5.828 million compared to $5.022 million compared to the fourth quarter of 2003. A $315 thousand increase in interest income due to both an interest rate increase on loans and a $491 thousand decrease in the provision for loan losses were the two reasons for this increase in net interest income in the fourth quarter of 2004 as compared to the same period in 2003. As a result of the improvement of the loan portfolio, the provision for loan losses decreased to $45 thousand in the three months ended December 31, 2004 from $536 thousand in the same period in 2003. The net interest margin increased to 4.77% in the fourth quarter of 2004 from 4.65% in the same period in 2003. Non-interest income increased in the fourth quarter of 2004 by $226 thousand while non-interest expenses increased $567 thousand, compared to the same period in 2003. Non-interest income increased as a result of a $137 thousand increase in the income related to bank owned life insurance that was purchased in November 2003. The increase in non-interest expenses was due in part to the $681 thousand increase in salaries and benefits.

Net income for the twelve months ended December 31, 2004 increased 8.25% to $7.546 million, or $1.51 per share-basic and $1.49 per share-diluted, from net income of $6.971 million, or $1.40 per share basic and $1.39 per share diluted, for the twelve months of 2003. Net interest income for the twelve months ended December 31, 2004, after the provision for loan losses, increased 9.39% to $21.368 million from $19.534 million in the same period in 2003 while the net interest margin increased to 4.61% in 2004 from 4.49% in 2003. The provision for possible loan losses for the twelve months ended December 31, 2004 was $1.067 million, compared to the $2.003 million for the same period in 2003. Improvements in the quality of the loan portfolio and an improving economy were the reasons for the decrease in the provision for possible loan losses. Net interest income increased in the twelve month period ended December 31, 2004 when compared to the same period last year due to the increase in loan volume, the increase in the net interest margin and a decrease in the allowance for loan loss.

Total assets as of December 31, 2004 increased $36.478 million, or 6.6%, when compared to December 31, 2003. Deposits increased $35.767 million, or 8.2%. Loans, net of unearned income during this period, grew $12.526 million, or 3.5% from December 31, 2003. The increase in deposits coupled with a smaller increase in loans, allowed the Company to increase its Federal Funds Sold to $11.000 million and to reduce Federal Home Loan Bank borrowings by approximately $1.518 million from December 31, 2003.

Greg L. McKee, President and CEO stated, “It is a pleasure to once again report an increase in annual earnings, an 8.25% increase for 2004 when compared to 2003. Our loan growth in 2004 was respectable at 3.5% and deposit growth was even better at 8.2%. At the same time we have experienced this growth, the quality of our loan portfolio has improved and thus required a smaller provision to the allowance for loan loss for 2004 when compared to the 2003.”

For the year of 2004, the Company paid dividends totaling $0.60 per share. This represents an increase of 5.3% over the dividends paid in 2003.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Interest income and fees	$7,871	$7,468	$29,972	$29,725
Interest expense	1,998	1,911	7,537	8,188

Net interest income	5,873	5,557	22,435	21,537

Provision for loan losses	45	535	1,067	2,003

Net interest income after provision for loan losses	5,828	5,022	21,368	19,534

Non-interest income	1,418	1,191	5,575	5,324
Non-interest expense	4,402	3,835	16,714	15,042

Net income before taxes	2,844	2,378	10,229	9,816
Income taxes	712	612	2,683	2,845

Net income	$2,132	$1,766	$7,546	$6,971

Earnings per share - basic	$0.43	$0.35	$1.51	$1.40

Earnings per share - diluted	$0.42	$0.35	$1.49	$1.39

Average shares outstanding-basic	5,000,278	4,975,895	4,992,792	4,979,960

Average shares outstanding-diluted	5,055,112	5,039,898	5,056,637	5,024,809

	As of December 31, 2004	As of December 31, 2003
Balance Sheet Data:
Total assets	$587,239	$550,761
Total earning assets	525,155	493,209
Loans, net of unearned income	369,589	357,063
Allowance for loan losses	4,721	5,127
Total deposits	474,464	438,697
Long-term borrowings	46,119	47,637
Shareholders’ equity	60,191	56,502
Book value per share	$12.04	$11.35
Dividends paid per share	$0.60	$0.57

Average Balance Sheet Data:
Total assets	$565,892	$549,520
Total earning assets	506,898	499,726
Loans, net of unearned income	364,922	337,763
Total deposits	457,510	447,188
Long-term borrowings	41,607	35,314
Shareholders’ equity	58,750	56,121

Non-performing assets:
Non-accrual loans	3,163	1,503
Loans 90+ days past due	904	4,396
Other real estate owned	2,787	695

Net charge-off as a percentage average net loans	0.40%	0.33%

Performance Ratios:
Return on average assets	1.33%	1.27%
Return on average equity	12.84%	12.42%

Net interest margin (tax equivalent)	4.61%	4.49%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com